EXHIBIT 99.1

[INTERNAP LETTERHEAD]

Internap Executes $10.1M Private Equity Placement

ATLANTA, GEORGIA — August 25, 2003 — Internap Network Services Corporation (NASDAQ: INAP), the leading provider of performance-based routing services over the Internet, today announced that it had completed a private placement with a group of institutional and private investors in which the company sold 10.65 million shares of its common stock at $0.95 per share, resulting in gross proceeds to the company of approximately $10.1 million before fees and expenses.

Internap intends to file with the Securities and Exchange Commission a registration statement relating to the resale of the privately placed shares.

“We expect to use the net proceeds of this offering for general corporate purposes, including working capital and possible acquisitions of other businesses, products or technologies,” said Robert Jenks, Vice President and Chief Financial Officer, Internap. “We are gratified that members of the institutional investor community have chosen to invest in Internap as we continue on track toward our stated goal of achieving free cash flow by year’s end.”

The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Today’s announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of Internap’s common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

As a result of the private placement, under the terms of Internap’s Series A convertible preferred stock, issued on September 14, 2001, the current conversion price of $1.48 per share of common stock will be reset to $0.95 per share, resulting in approximately a 34.5 million share increase in the number of shares of common stock potentially outstanding upon conversion of all shares of preferred stock. This represents a potential share increase of approximately 12 percent on a fully diluted basis. Under the terms of common stock warrants also issued on September 14, 2001 by the Company in connection with the preferred stock financing, the exercise price for the warrants to purchase approximately 17.3 million shares of common stock will be adjusted from $1.48 per share of common stock to $0.95 per share.

About Internap

Founded in 1996, Internap offers business customers enhanced network services through a portfolio of Internet-based solutions that utilize all major domestic IP backbones. The company’s patented and patent-pending route management technology and industry-leading service level guarantees promise 100 percent Internet availability, allowing customers to bypass congestion points and avoid other difficulties that plague conventional Internet connectivity.

Internap currently serves more than 1,500 Fortune 500 and mid-tier business customers in the financial services; travel/hospitality; manufacturing; media/entertainment; technology and retail industries. The company provides services in numerous key markets throughout the United States, Europe and Japan including Atlanta, Boston, Chicago, London, Los Angeles, New York, San Francisco, San Jose, Seattle, Tokyo and Washington, D.C. For more information, please visit www.internap.com.

Internap “Safe Harbor” Statement

The foregoing are “forward-looking statements” which are based on management’s beliefs as well as on a number of assumptions concerning future events based on information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Internap’s control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see Internap’s filings with the Securities and Exchange Commission. Internap disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand Internap’s results.

Media Contact: C. David Sutton Internap (404) 302-9721 dsutton@internap.com	Investor Contact: David Buckel Internap (404) 302-9846 dbuckel@internap.com

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